Exhibit 99.1

ACHILLION REPORTS 2006 FOURTH QUARTER AND YEAR-END

FINANCIAL RESULTS

NEW HAVEN, CT, March 27, 2007 — Achillion Pharmaceuticals, Inc., (NASDAQ: ACHN) a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported financial results for the quarter and year ended December 31, 2006.

For the full year ended December 31, 2006, the Company’s net loss was $24.1 million, compared to a net loss of $13.6 million for the year ended December 31, 2005. For the fourth quarter of 2006, the Company reported a net loss of $9.8 million, compared to a net loss of $3.8 million in the fourth quarter of 2005. Cash and cash equivalents and marketable securities at December 31, 2006 were $62.6 million. The Company raised net proceeds of approximately $53.4 million in an initial public offering of its common stock that was declared effective on October 25, 2006.

“We end 2006 in a strong financial position, the result of a successful IPO, with resources to help support our efforts to advance our pipeline of novel drug candidates to treat infectious disease,” said Michael Kishbauch, President and CEO of Achillion. “Our goals for 2007 include completing two Phase 2 trials of elvucitabine in different HIV populations, completing preclinical studies of ACH-702 for combating bacterial infections and subsequently initiating Phase 1 trials, and advancing our NS4A antagonist program for HCV in collaboration with Gilead Sciences to pursue next-generation candidates for potential development.”

Full-year results

For the year ended December 31, 2006, the Company reported a net loss attributable to common stockholders of $28.2 million, compared to a net loss attributed to common stockholders of $16.5 million in 2005. Total revenues were $3.3 million for the year ended December 31, 2006, compared to $8.5 million for the year ended December 31, 2005. Revenues consisted primarily of amounts earned under a collaboration agreement with Gilead Sciences to develop compounds for use in treating chronic hepatitis C.

For the year ended December 31, 2006, research and development expenses totaled $22.7 million, compared to $18.1 million in 2005. The increase in research and development expenses from 2005 to 2006 was primarily a result of an increase in development costs related to the Company’s three development programs in HIV, HCV and bacterial infections.

General and administrative expenses were $4.9 million for the year ended December 31, 2006, compared to $3.1 million in 2005. The increase in general and administrative expenses from 2005 to 2006 was primarily a result of an increase in personnel costs, professional fees, and non-cash stock based compensation required with the Company’s adoption of FAS 123R.

Fourth quarter results

The Company reported a net loss attributable to common stockholders of $10.3 million for the three months ended December 31, 2006, compared to a net loss attributable to common stockholders of $4.7 million for the three months ended December 31, 2005. On February 8, 2007, the Company and its collaboration partner, Gilead Sciences, announced that it had discontinued development of its lead drug candidate, ACH-806 (also known as GS-9132), in favor of next-generation compounds. This shift in program focus resulted in an extension of the Company’s performance obligation under the collaboration, lengthening the period of revenue recognition. Accordingly, in the fourth quarter of 2006, Achillion adjusted its revenue to reflect the Company’s current estimate of its proportionate performance through December 31, 2006, and to reflect its remaining performance obligations. Total revenues were negative $2.2 million for the fourth quarter of 2006, compared to $1.4 million in revenue for the fourth quarter of 2005. The negative revenue in fourth quarter 2006 reflects a non-cash reduction in amounts previously recognized as revenue under the collaboration.

Research and development expenses were $6.4 million in the fourth quarter of 2006, compared to $4.2 million for the same period of 2005. Research and development expenses were primarily related to costs incurred from Phase 2 trials of elvucitabine, a proof-of-concept trial of ACH-806, continued preclinical advancement of ACH-702, as well as advancement of other research and development programs in HIV and HCV to identify additional drug candidates.

For the three months ended December 31, 2006, general and administrative expenses totaled $1.5 million, compared to $0.8 for the same period in 2005. The increase in general and administrative expenses was primarily a result of an increase in personnel costs, professional fees, and non-cash stock based compensation required with the Company’s adoption of FAS 123R. Non-cash stock compensation expense totaled $1.0 million and is included in both research and development and general and administrative expenses.

2007 Financial Guidance

The Company expects the net cash used in operating activities to be between $33 million and $36 million in 2007, based on current operating plans, anticipated timelines and the estimated cost of clinical trials and product development programs. Net loss per share is anticipated to range from $2.10 to $2.28 per share. The Company expects its cash balance to be between $23 million and $26 million at the end of 2007.

Conference Call

The Company will host a conference call to discuss the results at 4:30 PM ET on March 27, 2007. The call may be joined via telephone by dialing (877) 502-9272 or (913) 981-5581 (for international participants) at least 5 minutes prior to the start of the call. An audio replay will be available through April 21, 2007 by dialing (719) 457-0820 or (888) 203-1112 (international) and using the conference confirmation code 1892814.

A live audio webcast of the call will also be available on the “Investor Relations” section of the company’s website, http://www.achillion.com. An archived audio webcast will be available on the Achillion website approximately two hours after the event and will be archived for three months.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease – HIV, hepatitis and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit the company’s web site at www.achillion.com or call Achillion at 1-203-624-7000. ACHN-G

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to completion and success of Achillion’s preclinical studies, clinical trials and regulatory filings for its drug candidates, and Achillion’s cash projections for 2007. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected regulatory actions or delays; uncertainties relating to results of clinical trials, including additional data relating to ongoing clinical trials; Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities and Achillion’s dependence on its collaboration with Gilead Sciences. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the quarter ended September 30, 2006.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting the parties’ views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

Contact:

Mary Kay Fenton

Achillion Pharmaceuticals, Inc.

Tel. (203) 624-7000

mfenton@achillion.com

Media:

Kari Watson

MacDougall Biomedical Communications, Inc.

Tel. (508) 647-0209

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ACHILLION PHARMACEUTICALS INC. (ACHN)

Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenue	(2,222)	1,369	3,292	8,526

Operating expenses:
Research and development	6,403	4,225	22,741	18,112
General and administrative	1,525	775	4,865	3,101

Total operating expenses	7,928	5,000	27,606	21,213

Loss from operations	(10,150)	(3,631)	(24,314)	(12,687)

Other income (expense):
Interest income	642	38	1,144	224
Interest expense	(286)	(242)	(965)	(1,200)
Tax benefit	(10)	13	49	88

Total other income (expense) —net	346	(191)	228	(888)

Net loss	(9,804)	(3,822)	(24,086)	(13,575)
Preferred stock dividends and accretion	(470)	(860)	(4,163)	(2,939)

Net loss attributable to common stockholders	(10,274)	(4,682)	(28,249)	(16,514)

Net loss attributable to common stockholders per share - basic and diluted	$(0.98)	$(9.23)	$(9.35)	$(32.96)

Weighted average shares outstanding - basic and diluted	10,470	507	3,022	501

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31, 2006	December 31, 2005
Cash and cash equivalents and marketable securities	$62,566	$9,583
Working capital	53,190	654
Total assets	67,146	13,750
Long-term liabilities	8,102	5,021
Total liabilities	19,776	15,418
Convertible preferred stock	—	94,354
Total stockholders’ (deficit) equity	47,370	(96,022)